AGREEMENT
This Agreement (the “Agreement”) is entered into by and between Circor International, Inc. (the “Company”) and Frederic M. Burditt (“Executive”) as of July 31, 2013.
WITNESSETH:
WHEREAS, Executive is employed by the Company as its Vice President and Chief Financial Officer (“CFO”);
WHEREAS, Executive and the Company have agreed that Executive will be terminating his employment from the Company and, consequently, his employment will end at such time as Company has retained Executive’s successor and provided Executive with at least two (2) weeks’ prior written notice (the last day of Executive’s employment shall be referred to herein as the “Separation Date”); and
WHEREAS, in recognition of Executive’s long period of service with the Company, Executive and the Company now desire to enter into this Agreement to set forth the terms and conditions of the Executive’s separation from the Company.
NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and Company agree as follows:
1.Continuation of Services. The Company will continue to employ Executive on an at-will basis through the Separation Date, provided , however, that Separation Date will not extend beyond February 28, 2014 regardless of whether Company has retained Executive’s successor by that date. Unless otherwise directed by the Company, prior to the Separation Date, Executive shall continue to work and provide services to the Company on a regular full-time basis; provided, however, that the Company may, in its discretion, reduce Executive’s duties and responsibilities (but not his Salary and Benefits (as defined below)).
2.On-Going Payments and Benefits to Executive.
(a)Salary and Benefits Continuation. Executive will continue to receive his current salary and benefits through the Separation Date.
3.Contingent Payments to Executive
(a)Subject to the satisfaction of the Separation Conditions (as defined below) Executive shall receive the benefits set forth in clauses 3(b) through 3(f) below. For purposes of this Agreement “Separation Conditions” shall mean, Executive: (i) fulfills his responsibilities as CFO and associated transitional services through the Separation Date in a satisfactory manner at standard performance as determined in good faith by the Company’s Chief Executive Officer; (ii) does not voluntarily terminate his employment prior to the Separation Date without the Company’s consent; (iii) is not terminated by the Company for “cause” (as defined below), and (iv) after the Separation Date, signs and does not revoke the general release of legal claims in the form attached hereto as Exhibit A. For purposes hereof, “cause” shall be defined as the occurrence of one or more of the following as determined by the Company’s Compensation Committee in its sole and good faith discretion: (i) the Executive is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation or embezzlement which has an immediate and materially adverse effect on the Company or any Subsidiary; (ii) the Executive engages in a fraudulent act to the material damage or prejudice of the Company or any Subsidiary or in conduct or activities materially damaging to the property, business or reputation of the Company or any Subsidiary; (iii) any material act or omission by the Executive involving malfeasance or negligence in the performance of the Executive’s duties to the Company or any Subsidiary to the material detriment of the Company or any Subsidiary, which has not been corrected by the Executive within thirty (30) days after written notice from the Company of any such act or omission; (iv) failure by the Executive to comply in any material respect with any written policies or directives of the Company, which has not been corrected by the Executive within ten (10) days after written notice from the Company of such failure; or (v) material breach by the Executive of any non-competition, confidentiality or similar agreements between the Executive and the Company. With regard to the Separation Condition set forth in clause (i) above, in the event that the Company's Chief Executive Officer determines that Executive is not performing his responsibilities in a satisfactory manner at standard performance, the Chief Executive Officer will provide Executive with written notice specifying the perceived deficiencies in such performance in which case Executive shall have fifteen (15) business days (the “Cure Period”) to remedy such performance to the reasonable satisfaction of the Chief Executive Officer. The foregoing sentence notwithstanding, Executive shall be entitled only to one Cure Period under this Agreement.
(b)Continuation Pay. Upon satisfaction of the Separation Conditions, Company will provide continuation pay to the Executive in the amount equal to twelve (12) months the (“Continuation Pay Period”) of Executive’s current annual base salary equal to three hundred fifty thousand eight hundred ninety-two dollars and sixty-eight cents ($350,892.68). Continuation Pay shall be made in bi-weekly payments in accordance with the Company’s usual and customary salary payment schedule.
(c)Short-Term Bonus. Upon satisfaction of the Separation Conditions, Executive shall be entitled to a one-time payment equal to equal to a pro-rata portion of the Executive’s current target Short Term Incentive Bonus calculated by dividing the number of elapsed calendar days through the Separation Date divided by 365; this fraction will be multiplied times the actual bonus earned. Such payment shall be made at such time as the Company generally makes payment to eligible employees with respect to the 2013 Short Term Incentive Plan (expected to be March 2014). Such Payment will be made through direct deposit to Executive's account(s) or as otherwise designated.
(d)Performance and Productivity Bonus. Upon satisfaction of the Separation Conditions, Executive shall be entitled to a lump sum bonus payment equal to two hundred and five thousand dollars and zero cents ($205,000.00). Such payment shall be made to Executive in the Company's first payroll period in January 2014.
(e)Acceleration of Stock Options and Restricted Stock Units. Schedule A hereto sets forth certain outstanding stock options and restricted stock unit awards granted to Executive by the Company pursuant to the Company’s Amended and Restated 1999 Stock Option and Incentive Plan (“Stock Option Plan”) and the relevant award agreements related to such grants (collectively, the “Award

Agreements”). Subject to the satisfaction of the Separation Conditions, on the Separation Date, the relevant sections of each of the Award Agreements governing vesting and exercise rights upon termination shall be superseded and replaced by the vesting and exercise terms set forth in Schedule A hereto. All other provisions of the Award Agreements shall remain in full force and effect in accordance with their respective terms.
(f)Health Insurance Continuation. Effective as of the Separation Date, and subject to satisfaction of the Separation Conditions, if Executive timely elects to continue receiving group medical and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company shall, during the Continuation Pay Period, continue to pay the share of the premium for such coverage that the Company is paying during the Continuation Pay Period for active and similarly situated employees who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Continuation Pay Period, shall be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation. Executive should consult the COBRA materials to be provided by the Company for details regarding these benefits.
4.Cessation of Benefits/Payout under Management Stock Purchase Plan. Except as set forth in Section 3 above, as of the Separation Date, Executive shall cease to accrue any benefits including but not limited to benefits under the Company’s Defined Contribution 401(k) savings plan, automobile allowance, life insurance, and tax planning benefits. With respect to restricted stock units outstanding on account of awards pursuant to the Company’s Management Stock Purchase Plan (“MSPP”), distributions of shares and return of cash shall be made in accordance with the terms of the MSPP and subject to any waiting period required under Internal Revenue Code Section 409A
5.Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
6.Deferral of Payments. Notwithstanding the provisions of this Agreement, the Company shall be entitled to defer payments of cash and issuance of stock to Executive to the extent necessary in order to ensure compliance with the Treasury Regulations issued pursuant to Internal Revenue Code Section 409A.
7.Return of Property. Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to Executive in connection with his employment at the Company remain and will remain the sole property of the Company. Executive will return to the Company all such materials and property when requested by the Company. In any event, Executive will return all such materials and property on or before the Separation Date, including, without limitation, all computer equipment, laptops, software, keys and access cards, credit cards, cell phone, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). In the event that Executive discovers that he continues to retain any such property after the termination of his employment, he shall return it to the Company immediately. Executive also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after the Separation Date.
8.Confidentiality and Non-Compete Covenants. Executive shall not disclose to any third party any information which, during his employment, he knew, or reasonably should have known, is considered by the Company to be confidential and/or proprietary. Executive covenants and agrees that, for a period of two (2) years following the Separation Date, Executive shall not, anywhere in the world, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business individual, partnership, firm, corporation or other entity which is engaged wholly or partly in the design, manufacture, development, distribution, marketing or sales of any products which compete with the Company’s then current lines of business for which Executive, during the two year period immediately preceding termination of affiliation with the Company, had managerial responsibility or otherwise provided regular services.
9.Non-Solicitation. During Executive’s employment and for the two-year period immediately following the Separation Date, Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit for employment or otherwise hire any individual who both (a) is or was an employee or consultant of the Company within the 12-month period preceding the Separation Date, and (b) has not been involuntarily terminated by the Company or not otherwise employed by the Company for at least six months; or (ii) encourage any such employee or consultant to terminate his or her employment or consultant relationship with the Company.
10.Nondisparagement. Company agrees not to make any disparaging statements concerning Executive, and Executive agrees not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers or directors, and shareholders holding a five percent (5%) or greater stake in the Company; provided that these nondisparagement obligations shall not in any way affect the obligation of either the Executive or representatives of the Company to testify truthfully in any legal proceeding.
11.Future Cooperation. During his employment and thereafter, Executive agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceedings in which the Company calls him as a witness. The Company agrees to pay the reasonable costs and attorney’s fees incurred by Executive in providing such cooperation.
12.Suspension /Termination of Payments. In the event that Executive fails to comply with any of his obligations under this Agreement including but not limited to the provisions of the Agreement which have been incorporated by reference and has not cured such failure within thirty days of receipt of notice from the Company concerning such failure (to the extent that such failure reasonably can be cured), in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to or made on behalf of Executive under this Agreement. The termination or suspension of such payments in the event of such breach by Executive will not affect his continuing obligations under this Agreement.
13.Legal Representation. This Agreement is a legally binding document and his signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.
14.Absence of Reliance. In signing this Agreement, Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
15.Non-Admission. This Agreement shall not in any way be construed as an admission by the parties of any liability or any act of wrongdoing whatsoever against the other party. The parties specifically disclaim any liability or wrongdoing whatsoever against one another.
16.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.Enforcement.
(a)Mediation. In the event of any dispute arising under this Agreement, Executive and the Company shall first attempt to resolve such dispute through mediation facilitated by a single mutually acceptable mediator. In the event that the parties are unable to agree on a mutually acceptable mediator, the mediator shall be appointed by the Boston office of JAMS/ENDISPUTE. In this regard, the Company shall pay the reasonable cost of the mediator.
(b)Jurisdiction. In the event that the parties are unable to resolve any dispute through mediation, Executive and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
(c)Relief. Both parties agree that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of his promises set forth in Sections 7, 8, 9, 10 or 11 or any harm to the Executive caused by a breach by the Company of its promises set forth in Section 8, and that in any event money damages would be an inadequate remedy for any such breach.

Accordingly, if either party breaches, or proposes to breach, any portion of his or its obligations under Sections 7, 8, 9, 10 or 11, the other party shall be entitled, in addition to all other remedies it or he may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to such party and without the necessity of posting a bond.
19.Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Agreement.
20.Entire Agreement. This Agreement specifically supersedes any other previous agreements or understandings between Executive and the Company relative to Executive’s departure from the Company.
21.No Transfer. Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.
22.Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them.
23.Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.
24.Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

25.Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.
This Agreement has been executed as a sealed instrument by Executive and the Company.
EXECUTIVE

______________________________
Frederic M. Burditt                 Date: July 31, 2013

CIRCOR INTERNATIONAL, INC.

By:    ____________________________
Name:    Scott A. Buckhout        Date: July 31, 2013
Title: President & CEO
Schedule A

Award Date	Nature of Award	#Options/RSUs	Original Vesting/Exercise Date	Accelerated Vesting/Exercise Date
2/28/2011	Options	8,203	2/28/2014	Separation Date
3/5/2012	Options	2,911	3/5/2014	Separation Date
2/28/2011	RSU’s	1,212	2/28/2014	Separation Date
3/5/2012	RSU’s	1,259	3/5/2014	Separation Date
3/4/2013	RSU’s	1,528	3/4/2014	Separation Date

Exhibit A

GENERAL RELEASE

This General Release ("Release”) is executed by the undersigned (the “Executive”) in favor of CIRCOR International, Inc. and its affiliates (collectively, "Circor" or "the Company").
WHEREAS, pursuant to Section 3 of the Agreement entered into between the Company and the Executive on July 31, 2013 ("the Agreement"), the Company has agreed to pay certain separation benefits (the “Separation Benefits”) if the Executive signs this general release of claims; and
WHEREAS, the Company agrees to provide Executive with, and the Executive desires to receive the Separation Benefits in the Agreement; and

WHEREAS, the Executive and Company understand that the Agreement remains in full force and effect.
NOW, THEREFORE, the Executive hereby agrees as follows:
1.    Release and Waiver of Claims. In exchange for the Separation Benefits contained in the Agreement, Executive hereby RELEASES, waives, and surrenders any and all claims, demands, and causes of action that the Executive, his heirs, executors, administrators, agents, attorneys, representatives, or assigns have or may have against the Company based on any event or circumstance arising or occurring prior to and including the date of Executive's execution of this Agreement, including but not limited to any claims relating to Executive's employment or termination of employment by the Company, any rights of continued employment, reinstatement or reemployment by the Company, and any costs or attorneys’ fees incurred by Executive, PROVIDED, HOWEVER, that Executive is not waiving, releasing or giving up any rights Executive may have to test the knowing and voluntary nature of the Agreement under the Older Workers Benefit Protection Act or to workers’ compensation or unemployment insurance benefits, to earned, banked or accrued but unused vacation pay, to vested benefits under any pension or savings plan, to continued benefits in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, to any rights of indemnification under CIRCOR International, Inc.’s Certificate of Incorporation, By-laws, Delaware law or the Director and Officer Indemnification Agreement in effect between the Company and the Executive, or to enforce the terms of the Agreement.
2.    Representations Regarding Release and Waiver of Claims. Executive represents that he has no pending claim against the Company, has not filed a complaint, charge or claim with any court, agency, or other tribunal against the Company and has not assigned any claim against the Company to any person or entity. Moreover, to confirm parties’ mutual understanding and intentions with respect to the release and waiver set forth in paragraph 1 above, Executive specifically acknowledges and agrees as follows:

(a)	that this Agreement is intended to be a general release that permanently extinguishes all claims by Executive against the Company (except for claims expressly excluded by the proviso at the end of paragraph 1, above) to the fullest extent permitted by law;

(b)
that this release includes both known and unknown claims, which means that the Executive is finally and forever waiving and giving up claims that the Executive does not know or suspect that he has or may have as of the date that he signs this Agreement;

(c)
that without limiting the foregoing, Executive is waiving and giving up any rights and claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, Executive Order 11246, the False Claims Act, 42 U.S.C. § 1981, the Massachusetts Fair Employment Practices Act (General Laws Ch.151B), the Massachusetts Equal Pay Act (General Laws Ch.149, §105A), the Massachusetts Civil Rights Act (General Laws Ch.12, §§11H, 11I), the Massachusetts Equal Rights Act (General Laws Ch.93, §§102, 103); and including any other state, municipal or other federal law, statute, public policy, order, or regulation affecting or relating to the claims and rights of employees, including but not limited to any state, federal or municipal law, statute, public policy, order, or regulation of the Commonwealth of Massachusetts; and including any and all claims and suits in tort or contract.

(d)
that Executive is waiving and giving up any claim that he has or may have to obtain any monetary recovery or equitable relief from the Company, including, but not limited to back pay, front pay, interest, attorney’s fees and costs, liquidated damages, contract damages, punitive, compensatory, or consequential damages, and any other form of monetary or non-monetary relief under any theory of law or liability whatsoever;

(e)
that Executive is waiving and giving up any claim he has or may have arising from the terms, conditions, or circumstances of his/her employment and/or the termination of such employment, but that the release and waiver do not affect any claims which arise after the Effective Date of this Agreement including but not limited to any claims for indemnification that might arise under under CIRCOR International, Inc.’s Certificate of Incorporation, By-laws, Delaware law or the Director and Officer Indemnification Agreement in effect between the Company and the Executive.

3.    Release and Waiver of Age Discrimination Claims. Because this Release includes a release and waiver of claims under the Age Discrimination in Employment Act of 1967, Executive is entitled to and acknowledges the following disclosures to ensure that his release and waiver of age discrimination claims is knowing and voluntary:

(a)	Executive has been advised that this Release affects his legal rights, and that he should consult with an attorney prior to signing the Agreement;

(b)	Once the Executive signs the Agreement, he has an additional seven (7) days within which to notify the Company that he wishes to revoke this Release;

(c)	This Release will not become effective until the eighth day following Executive's execution of this Release (as long as Executive does not provide timely notification of revocation).

4.    Revocation. Executive may revoke this Release within seven (7) days after it is executed by Executive by delivering a written notice of revocation to:

Alan J. Glass, General Counsel
[at the Company’s home office address]

no later than the close of business on the seventh (7th) calendar day after this Release was signed by Executive. This Release will not become effective or enforceable until the eighth (8th) calendar day after Executive signs it, which date shall be known as “the Effective Date.” If Executive revokes this Release, the parties shall have no obligations under this Release, and this Agreement shall be considered null and void.

/s/ Frederic M. Burditt
Frederic M. Burditt

Date:    July 31, 2013